Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Caroline Monahan 843-740-2068 media@ingevity.com

Investors: John Nypaver 843-740-2002 investors@ingevity.com
Ingevity reports first quarter 2023 financial results
HIGHLIGHTS: (comparisons versus prior year period)
•Net sales of $392.6 million, up 2.6%
•Net income of $50.7 million and diluted earnings per share (EPS) of $1.35; adjusted earnings of $41.1 million and diluted adjusted EPS of $1.09
•Adjusted EBITDA of $103.9 million and adjusted EBITDA margin of 26.5%
•Operating cash flow of $5.2 million with free cash flow of negative $20.2 million, reflecting seasonal inventory build
•Share repurchases of $33.4 million
•Converting Crossett, AR plant to run 100% on non-CTO feedstocks to produce oleo-based alternate fatty acids (AFA)
•Adjusted 2023 guidance for sales between $1.75 billion to $1.95 billion and adjusted EBITDA between $450 million to $480 million

The results and guidance in this release include non-GAAP financial measures. Refer to the section entitled “Use of non-GAAP financial measures” within this release.

NORTH CHARLESTON, S.C., May 3, 2023 – Ingevity Corporation (NYSE: NGVT) today reported its financial results for the first quarter 2023.
First quarter net sales of $392.6 million rose 2.6% versus the prior year quarter, reflecting increased pricing across all segments and revenue from the Ozark road markings business acquisition (Ozark) completed in the fourth quarter of 2022, partially offset by weaker volumes across most business lines. Net income decreased 17% to $50.7 million and diluted earnings per share (EPS) decreased 13% to $1.35 with diluted adjusted EPS of $1.09. Net income and EPS were negatively impacted by lower operating earnings, and increased interest expense and depreciation and amortization associated with Ozark.
Adjusted EBITDA decreased 13% to $103.9 million with adjusted EBITDA margin of 26.5%. The decrease is primarily due to gross margin pressure from lower volumes, increased raw material costs, and higher SG&A.
“The first quarter started slow, especially in January and February, due to the delayed recovery in China which negatively impacted both Performance Materials and Advanced Polymer Technologies segments. We also saw continued destocking in certain product lines, particularly adhesives in Performance Chemicals’ Industrial Specialties business, and pressure on margins from rising crude tall oil (CTO) costs,” said John Fortson, president and CEO. “I’m extremely proud of the team for continuing to execute well on what they can control and deliver solid results in this challenging environment.”
Performance Chemicals
Sales in the Performance Chemicals segment were $185.6 million, up 8% from prior year.
Industrial Specialties posted sales of $139.8 million, down 3%, due to lower volume attributed to continued customer destocking, particularly in adhesives products. Pavement Technologies sales increased to $45.8 million, driven by sales associated with Ozark and growth from technology adoption in our legacy pavement applications.
Segment EBITDA was $20.3 million, down 34% versus the prior year quarter primarily reflecting lower sales volumes and its impact on plant utilization, and higher raw material costs, resulting in segment EBITDA margin of 10.9%.
“Pavement Technologies saw volume improvement from its legacy business primarily due to regional expansion outside of the United States, and we saw the benefit of our increased presence in road markings from Ozark. Industrial Specialties continued to be impacted by customer destocking, primarily in adhesives, which outweighed the growth in Pavement,” said Fortson. “We continued to feel margin pressure, particularly from elevated CTO pricing, our key raw material for the segment, and expect further increases before prices stabilize toward the end of the year. As part of our strategy to diversify our raw material stream and maximize plant utilization to reduce cost volatility, we have consolidated CTO processing in our DeRidder and North Charleston sites and are fully transitioning Crossett to AFA production.”
Advanced Polymer Technologies
Sales in the Advanced Polymer Technologies (APT) segment were $65.6 million in the first quarter, up 6% from prior year due to higher pricing across the segment and increased demand in the automotive and bioplastics markets, particularly in North America, partially offset by lower demand in Europe and customer destocking in Asia. Segment EBITDA was $13.8 million, up 34% and segment EBITDA margin for the quarter was 21.0%.
“This is the first time we are reporting APT, formerly known as Engineered Polymers, as its own segment. APT delivered another quarter of strong results driven by increased year over year pricing and strong customer demand in key end markets,” said Fortson. “The business delivered margin improvement of over four hundred basis points, which is a reflection of pricing gains required to offset higher input costs.”
Performance Materials
Sales in Performance Materials were $141.4 million in the quarter, down 5% primarily due to the slower than expected automotive recovery in China as well as foreign currency headwinds, which offset price increases and a strong sales quarter in North America. Segment EBITDA was $69.8 million, down 10% versus the strong prior year quarter due to lower sales volume resulting in unplanned downtime at our manufacturing facilities supporting the China market in response to the slower automotive recovery, with segment EBITDA margins of 49.4%.
“Performance Materials had strong sales in North America during the quarter, but the slower China recovery impacted their results,” said Fortson. “Margins continue to remain impressive, and the team is ready to serve the China market once it picks up, while taking advantage of the expected increase in vehicle production in both the U.S. and Europe.”
Liquidity/Other
First quarter operating cash flow was $5.2 million with free cash flow of negative $20.2 million reflecting lower earnings and seasonal inventory build. Share repurchases for the quarter were $33.4 million and $411.5 million remains available under the July 2022 $500 million Board authorization. Net leverage was 3.1 times, reflecting increased borrowing for the Ozark acquisition.
Full Year 2023 Guidance
“We are expecting a strong year in APT and Performance Materials as the China market recovers and automotive production picks up, as well as strength in our Pavement Technologies business. We expect results in Industrial Specialties to be challenged by elevated CTO costs and the pace of the AFA transition and product adoption. Given this, as well as recent market softness and the possibility of a recession, we are adjusting full year 2023 guidance to sales between $1.75 billion and $1.95 billion, and adjusted EBITDA between $450 million and $480 million,” said Fortson.
Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in three reporting segments: Performance Chemicals, which includes specialty chemicals and pavement technologies; Advanced Polymer Technologies, which includes biodegradable plastics and polyurethane materials; and Performance Materials, which includes activated carbon. Our products are used in a variety of demanding applications, including adhesives, agrochemicals, asphalt paving, bioplastics, coatings, elastomers, lubricants, pavement markings, publication inks, oil exploration and production and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 31 countries around the world and employs approximately 2,050 people. The company’s common stock is traded on the New York Stock Exchange (NYSE:NGVT). For more information, visit Ingevity.com. Follow Ingevity on LinkedIn.
Additional Information
The company will host a live webcast on Thursday, May 4, 2023, at 10:00 a.m. (Eastern) to discuss first quarter 2023 fiscal results. The webcast can be accessed on the investors section of Ingevity’s website. You may also listen to the conference call by dialing 833 470 1428 (inside the U.S.) or 929 526 1599 (outside the U.S.) and entering access code 122397. Information on how to access the webcast and conference call, along with a slide deck containing other relevant financial and statistical information, will be posted to Ingevity’s investor site prior to the call. beginning at approximately 2:00 p.m. (Eastern) on May 4, 2023, through May 3, 2024.

Use of non-GAAP financial measures: This press release includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided within the Appendix to this presentation. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. The company does not attempt to provide reconciliations of forward-looking non-GAAP guidance to the comparable GAAP measure because the impact and timing of the factors underlying the guidance assumptions are inherently uncertain and difficult to predict and are unavailable without unreasonable efforts. In addition, Ingevity believes such reconciliations would imply a degree of certainty that could be confusing to investors.

Forward-looking statements:
This press release contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements generally include the words “will,” “plans,” “intends,” “targets,” “expects,” “outlook,” "guidance," “believes,” “anticipates” or similar expressions. Forward-looking statements may include, without limitation, the potential benefits of any acquisition or investment transaction, expected financial positions, expected financial positions, guidance, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; impact of COVID-19; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; litigation related strategies and outcomes; markets for securities and expected future repurchases of shares, including statements about the manner, amount and timing of repurchases. Actual results could differ materially from the views expressed. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, adverse effects from general global economic, geopolitical and financial conditions beyond our control, including inflation and war in Ukraine; risks related to our international sales and operations; adverse conditions in the automotive market; competition from substitute products, new technologies and new or emerging competitors; worldwide air quality standards; a decrease in government infrastructure spending; adverse conditions in cyclical end markets; the limited supply of or lack of access to sufficient crude tall oil and other raw materials; issues with or integration of future acquisitions and other investments; the provision of services by third parties at several facilities; adverse effects from the COVID-19 pandemic; supply chain disruptions; natural disasters and extreme weather events; or other unanticipated problems such as labor difficulties (including work stoppages), equipment failure or unscheduled maintenance and repair; attracting and retaining key personnel; dependence on certain large customers; legal actions associated with our intellectual property rights; protection of our intellectual property and other proprietary information; information technology security breaches and other disruptions; complications with designing or implementing our new enterprise resource planning system; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and losses due to lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes, and the other factors detailed from time to time in the reports we file with the SEC, including those described in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K as well as in our other filings with the SEC. These forward-looking statements speak only to management’s beliefs as of the date of this press release. Ingevity assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this press release.

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
In millions, except per share data	2023	2022
Net sales	$392.6	$382.8
Cost of sales	262.2	245.0
Gross profit	130.4	137.8
Selling, general and administrative expenses	48.6	40.0
Research and technical expenses	8.8	7.3
Restructuring and other (income) charges, net	5.6	3.6
Acquisition-related costs	1.9	—
Other (income) expense, net	(18.2)	(1.4)
Interest expense, net	19.6	10.7
Income (loss) before income taxes	64.1	77.6
Provision (benefit) for income taxes	13.4	16.8
Net income (loss)	$50.7	$60.8

Per share data
Basic earnings (loss) per share	$1.36	$1.56
Diluted earnings (loss) per share	1.35	1.55
Weighted average shares outstanding
Basic	37.2	39.0
Diluted	37.5	39.3

Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended March 31,
In millions	2023	2022
Net sales
Performance Materials	$141.4	$148.4
Performance Chemicals	$185.6	$172.6
Pavement Technologies product line	45.8	27.9
Industrial Specialties product line	139.8	144.7
Advanced Polymer Technologies	$65.6	$61.8
Total net sales	$392.6	$382.8

Segment EBITDA (1)
Performance Materials	$69.8	$77.9
Performance Chemicals	20.3	30.8
Advanced Polymer Technologies	13.8	10.3
Total segment EBITDA (1)	$103.9	$119.0
Interest expense, net	(19.6)	(10.7)
(Provision) benefit for income taxes	(13.4)	(16.8)
Depreciation and amortization - Performance Materials	(10.0)	(9.0)
Depreciation and amortization - Performance Chemicals	(13.8)	(10.2)
Depreciation and amortization - Advanced Polymer Technologies	(7.3)	(7.9)
Restructuring and other income (charges), net (2)	(5.6)	(3.6)
Acquisition and other-related costs (3)	(2.7)	—
Gain on sale of strategic investment (4)	19.2	—
Net income (loss)	$50.7	$60.8
_______________
(1) Segment EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources among our operating segments. Segment EBITDA is defined as segment revenue less segment operating expenses (segment operating expenses consist of costs of sales, selling, general and administrative expenses, research and technical expenses, other (income) expense, net, excluding depreciation and amortization). We have excluded the following items from segment EBITDA: interest expense, net, associated with corporate debt facilities, income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other related costs, litigation verdict charges, (losses) and gains from the sale of strategic investments, pension and postretirement settlement and curtailment (income) charges, net.
(2) For the three months ended March 31, 2023, charges of $1.7 million relate to the Performance Materials segment, charges of $3.1 million relate to the Performance Chemicals segment, and charges of $0.8 million relate to the Advanced Polymer Technologies segment. For the three months ended March 31, 2022, charges of $1.3 million relate to the Performance Materials segment, charges of $1.8 million relate to the Performance Chemicals segment, and charges of $0.5 million relate to the Advanced Polymer Technologies segment.
(3) For the three months ended March 31, 2023, all charges relate to the acquisition and integration of Ozark Materials into the Performance Chemicals segment.
(4) For the three months ended March 31, 2023, gain on sale of strategic investment relates to the Performance Materials segment.
Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

In millions	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$77.9	$76.7
Accounts receivable, net	240.4	224.8
Inventories, net	361.4	335.0
Prepaid and other current assets	36.6	42.5
Current assets	716.3	679.0
Property, plant, and equipment, net	804.6	798.6
Goodwill	522.0	518.5
Other intangibles, net	398.7	404.8
Restricted investment	78.8	78.0
Strategic investments	98.9	109.8
Other assets	152.9	147.8
Total Assets	$2,772.2	$2,736.5

Liabilities
Accounts payable	$173.9	$174.8
Accrued expenses	54.6	54.4
Other current liabilities	50.3	74.3
Current liabilities	278.8	303.5
Long-term debt including finance lease obligations	1,502.5	1,472.5
Deferred income taxes	107.5	106.5
Other liabilities	157.7	155.7
Total Liabilities	2,046.5	2,038.2
Equity	725.7	698.3
Total Liabilities and Equity	$2,772.2	$2,736.5

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
In millions	2023	2022
Cash provided by (used in) operating activities:
Net income (loss)	$50.7	$60.8
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	31.1	27.1
Gain on sale of strategic investment	(19.2)	—
Other non-cash items	34.4	21.5
Changes in operating assets and liabilities, net of effect of acquisitions:
Changes in other operating assets and liabilities, net	(91.8)	(85.1)
Net cash provided by (used in) operating activities	$5.2	$24.3
Cash provided by (used in) investing activities:
Capital expenditures	$(25.4)	$(27.6)
Proceeds from sale of strategic investment	31.4	—
Other investing activities, net	(4.1)	(2.6)
Net cash provided by (used in) investing activities	$1.9	$(30.2)
Cash provided by (used in) financing activities:
Proceeds from revolving credit facility	$90.3	$—
Payments on revolving credit facility	(60.3)	—
Payments on long-term borrowings	—	(4.7)
Financing lease obligations, net	(0.3)	(0.2)
Tax payments related to withholdings on vested equity awards	(4.5)	(1.8)
Proceeds and withholdings from share-based compensation plans, net	2.6	0.8
Repurchases of common stock under publicly announced plan	(33.4)	(40.4)
Net cash provided by (used in) financing activities	$(5.6)	$(46.3)
Increase (decrease) in cash, cash equivalents, and restricted cash	1.5	(52.2)
Effect of exchange rate changes on cash	(0.4)	(0.7)
Change in cash, cash equivalents, and restricted cash(1)	1.1	(52.9)
Cash, cash equivalents, and restricted cash at beginning of period	77.3	276.1
Cash, cash equivalents, and restricted cash at end of period (1)	$78.4	$223.2

(1) Includes restricted cash of $0.5 million and $0.6 million and cash and cash equivalents of $77.9 million and $222.6 million at March 31, 2023 and 2022, respectively. Restricted cash is included within "Prepaid and other current assets" within the condensed consolidated balance sheets.

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$15.3	$11.0
Cash paid for income taxes, net of refunds	4.7	3.5
Purchases of property, plant, and equipment in accounts payable	4.3	5.3
Leased assets obtained in exchange for new operating lease liabilities	3.9	2.9

Financial Schedules - Page 4

Ingevity Corporation
Non-GAAP Financial Measures
Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP on the following pages. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. Investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.
Ingevity uses the following non-GAAP measures:
Adjusted earnings (loss) is defined as net income (loss) plus restructuring and other (income) charges, net, acquisition and other-related costs, debt refinancing fees, litigation verdict charges, (losses) and gains from the sale of strategic investments, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the provision (benefit) from certain discrete tax items.
Diluted adjusted earnings (loss) per share is defined as diluted earnings (loss) per common share plus restructuring and other (income) charges, net per share, acquisition and other-related costs per share, debt refinancing fees per share, litigation verdict charge per share, (losses) and gains from the sale of strategic investments per share, pension and postretirement settlement and curtailment (income) charges per share and the income tax expense (benefit) per share on those items, less the per share tax provision (benefit) from certain discrete tax items per share.
Adjusted EBITDA is defined as net income (loss) plus interest expense, net, provision (benefit) for income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other-related costs, litigation verdict charge, (losses) and gains from the sale of strategic investments, pension and postretirement settlement and curtailment (income) charges, net.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net sales.
Free Cash Flow is defined as the sum of cash provided by (used in) the following items: operating activities less capital expenditures.
Net Debt is defined as the sum of notes payable, short-term debt, current maturities of long-term debt and long-term debt less the sum of cash and cash equivalents, restricted cash associated with our New Market Tax Credit financing arrangement, and restricted investment excluding the allowance for credit losses on held-to-maturity debt securities.
Net Debt Ratio is defined as Net Debt divided by last twelve months Adjusted EBITDA, inclusive of acquisition-related pro forma adjustments.
Ingevity also uses the above financial measures as the primary measures of profitability used by managers of the business. In addition, Ingevity believes Adjusted EBITDA and Adjusted EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities.
GAAP Reconciliation of 2023 Adjusted EBITDA Guidance
A reconciliation of net income to adjusted EBITDA as projected for 2023 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other-related costs; litigation verdict charges; (losses) and gains from the sale of strategic investments; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to legislative tax rate changes. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.
Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) and Diluted Earnings (Loss) Per Share (GAAP) to Adjusted Earnings (Loss) (Non-GAAP) and Diluted Adjusted Earnings (Loss) Per Share (Non-GAAP)

	Three Months Ended March 31,
In millions, except per share data (unaudited)	2023	2022
Net income (loss) (GAAP)	$50.7	$60.8
Restructuring and other (income) charges, net	5.6	3.6
Acquisition and other-related costs	2.7	—
Gain on sale of strategic investment	(19.2)	—
Tax effect on items above	2.5	(0.8)
Certain discrete tax provision (benefit) (1)	(1.2)	(0.1)
Adjusted earnings (loss) (Non-GAAP)	$41.1	$63.5

Diluted earnings (loss) per common share (GAAP)	$1.35	$1.55
Restructuring and other (income) charges, net	0.15	0.09
Acquisition and other-related costs	0.07	—
Gain on sale of strategic investment	(0.51)	—
Tax effect on items above	0.07	(0.02)
Certain discrete tax provision (benefit)	(0.04)	—
Diluted adjusted earnings (loss) per share (Non-GAAP)	$1.09	$1.62
Weighted average common shares outstanding - Diluted	37.5	39.3
_______________
(1) Represents certain discrete tax items such as excess tax benefits on stock compensation and impacts of legislative tax rate changes. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.
Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended March 31,
In millions, except percentages (unaudited)	2023	2022
Net income (loss) (GAAP)	$50.7	$60.8
Provision (benefit) for income taxes	13.4	16.8
Interest expense, net	19.6	10.7
Depreciation and amortization	31.1	27.1
Restructuring and other (income) charges, net	5.6	3.6
Acquisition and other-related costs	2.7	—
Gain on sale of strategic investment	(19.2)	—
Adjusted EBITDA (Non-GAAP)	$103.9	$119.0

Net sales	$392.6	$382.8
Net income (loss) margin	12.9%	15.9%
Adjusted EBITDA margin	26.5%	31.1%

Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Free Cash Flow (Non-GAAP)

	Three Months Ended March 31,
In millions (unaudited)	2023	2022
Cash Flow from Operations	$5.2	$24.3
Less: Capital Expenditures	25.4	27.6
Free Cash Flow	$(20.2)	$(3.3)

Financial Schedules - Page 8

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Net Debt Ratio (Non-GAAP)

In millions, except ratios (unaudited)	March 31, 2023
Notes payable and current maturities of long-term debt	$0.9
Long-term debt including finance lease obligations	1,502.5
Debt issuance costs	6.2
Total Debt	1,509.6
Less:
Cash and cash equivalents (1)	78.1
Restricted investment (2)	79.2
Net Debt	$1,352.3

Net Debt Ratio (Non GAAP)
Adjusted EBITDA (3)
Twelve months ended December 31, 2022	$452.6
Three months ended March 31, 2022	(119.0)
Three months ended March 31, 2023	103.9
Adjusted EBITDA - last twelve months (LTM) as of March 31, 2023	$437.5

Net debt ratio (Non GAAP)	3.1x
_______________
(1) Includes $0.2 million of Restricted Cash related to the New Market Tax Credit arrangement.
(2) Excludes $0.4 million allowance for credit losses on held-to-maturity debt securities.
(3) Refer to the Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP) schedule for the reconciliation to the most comparable GAAP financial measure.

Financial Schedules - Page 9